Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

                          Investor Contacts:          Press Contact:
                          Barry Erdos                 Samantha Kain
                          President and COO           Paul Wilmot Communications
                          Bluefly, Inc.               (212) 206-7447 ext. 25
                          (212) 944-8000 ext. 360     skain@greatpress.com
                          barry.erdos@bluefly.com

          BLUEFLY REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS AND ANNOUNCES FINANCING COMMITMENT FROM AFFILIATES OF MAJOR SHAREHOLDERS

NEW YORK - March 26, 2008 - Bluefly, Inc. (NASDAQ SmallCap:BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced strong growth in revenue for the fourth quarter and full year 2007.

Highlights for the fourth quarter included:
   o Revenue increased by approximately 10% to $29.7 million from $27.1 million in fourth quarter 2006;
   o Gross margin decreased by 600 basis points to 34.3% from 40.3% in fourth quarter 2006 primarily as a result of a $1.5 million inventory charge related to the Company's decision to liquidate certain inventory and remove it from the Company's Web Site, in order to enhance customer experience. This resulted in a decrease in gross margin percentage of 520 basis points.
   o Gross profit decreased by 7% as a result of the inventory write-off;
   o Operating loss increased to $5.5 million compared to $3.7 million primarily as a result of the inventory write off and year-over-year incremental increase of $2.0 million in spending related to marketing and advertising.
   o Average order size increased slightly to $274.38 in 2007 compared to $271.98 in 2006.
   o Net loss increased to nearly $5.6 million from $3.5 million. Loss per share increased to $0.04 per share from $0.03 per share (based on 132.1 million weighted average shares outstanding after preferred stock dividends in 2007 and 129.8 million weighted average shares outstanding after preferred stock dividends in 2006).

Highlights for the full year 2007 included:
   o Revenue increased by approximately 19% to $91.5 million from $77.1 million in 2006;
   o Gross margin decreased by 430 basis points to 35.8% from 40.1% in 2006; 170 basis points of this decrease is attributed to the inventory write off described above.
   o Gross profit increased by approximately 6%;
   o Average order size increased by over 7% to $276.58 from $257.64 in 2006.
   o Operating loss increased to approximately $16.0 million compared to an operating loss of $12.1 million for 2006 primarily as a result of the inventory write off, an incremental $1.7 million of stock-based compensation expense on a year-over-year basis, an incremental increase of $721,000 of expenses related to costs associated with the Company's move to a new distribution center, and $1.9 million in spending related to marketing and advertising.

                                                                    Exhibit 99.1

   o Net loss increased to $15.8 million from $12.2 million. Loss per share decreased to $0.12 per share (based on 130.9 million weighted average shares outstanding after preferred stock dividends) from $0.23 per share (based on 80.2 million weighted average shares outstanding after preferred stock dividends).

In addition, the Company today announced that Bluefly entered into a one year commitment with affiliates of Soros Fund Management LLC and private funds associated with Maverick Capital, Ltd. pursuant to which they agreed to provide up to $3 million of debt financing to the Company during the next year, provided that the commitment amount will be reduced by the gross proceeds of any equity financing consummated during the year. Draw downs will be evidenced by subordinated convertible notes that have a term expiring on June 30, 2011 and bear interest at the rate of 8% per annum, compounded annually.

"The operational issues that we experienced as a result of our move to our new third party distribution center coupled with the overall slow down in the retail environment led to disappointing fourth quarter results, especially after the strong first half we had in 2007," said Melissa Payner, Bluefly's CEO. "While the inventory write-off had a negative impact on gross margin during the fourth quarter and for the full year, we believe that it better positions our business for 2008. We are pleased to have the support and financial backing of two of our largest shareholders. In the coming months, we will continue to evaluate the results of our existing strategy to maximize the growth of the business."

The company will host a conference call webcast to discuss its fourth quarter and full year results today at 5:00 p.m. EDT. Investors can access the webcast at www.investor.bluefly.com.

                                     -more-

                                                                    Exhibit 99.1

    CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                             Three Months Ended                                       Year Ended
                                                December 31,                                          December 31,
                                                ------------                                          ------------
                                 2007              2006              2005              2007              2006              2005
                                ------            ------            ------            ------            ------            ------
Net sales                    $29,698,000        $27,071,000       $21,235,000       $91,493,000       $77,062,000      $58,811,000
Cost of sales                 19,524,000         16,158,000        12,351,000        58,754,000        46,153,000       35,816,000
                             -----------        -----------       -----------      ------------      ------------      -----------
   Gross profit               10,174,000         10,913,000         8,884,000        32,739,000        30,909,000       22,995,000
   Gross margin                     34.3%              40.3%             41.8%             35.8%             40.1%            39.1%
Selling and
fulfillment expenses           5,370,000          4,656,000         3,747,000        18,898,000        15,808,000       12,880,000

Marketing expenses             6,933,000          4,940,000         3,423,000        16,063,000        14,196,000        6,961,000
General and administrative
expenses                       3,398,000          4,982,000         1,583,000        13,848,000        13,001,000        6,299,000
                             -----------        -----------       -----------      ------------      ------------      -----------

Operating income (loss)       (5,527,000)        (3,665,000)          131,000       (16,070,000)      (12,096,000)      (3,145,000)

Interest income(expense),        (29,000)           122,000          (186,000)          241,000           (97,000)        (675,000)
net and other income
Net income (loss)            $(5,556,000)       $(3,543,000)         $(55,000)     $(15,829,000)     $(12,193,000)     $(3,820,000)
                             ===========        ===========       ===========      ============      ============      ===========

Deemed dividend related
to beneficial conversion
feature on Series F
Preferred Stock                       --                 --                --                --        (3,857,000)              --
Preferred Stock Dividends        (11,000)           (15,000)       (1,287,000)          (44,000)       (2,252,000)      (4,958,000)
                             ===========        ===========       ===========      ============      ============      ===========
Basic and diluted net loss
per share (which includes
preferred stock dividends)        $(0.04)            $(0.03)           $(0.07)           $(0.12)           $(0.23)          $(0.54)
                             ===========        ===========       ===========      ============      ============      ===========

Weighted average shares
outstanding                  132,118,116        129,755,334        18,041,960       130,911,295        80,170,532       16,153,020
                             ===========        ===========       ===========      ============      ============      ===========

                                     -more-

                                                                    Exhibit 99.1

SELECTED BALANCE SHEET DATA & KEY METRICS (Unaudited)

                                                   December 31,     December 31,
                                                       2007             2006
Cash                                                 $6,730,000      $20,188,000
Inventories, net                                     28,492,000       24,189,000
Other Current Assets                                  3,589,000        4,229,000
Property & Equipment, net                             6,019,000        3,573,000
Current Liabilities                                  17,922,000       14,603,000
Shareholders' Equity                                 27,037,000       37,827,000

                                                      Three            Three
                                                      Months           Months
                                                      Ended            Ended         Year Ended       Year Ended
                                                   December 31,     December 31,     December 31,     December 31,
                                                       2007             2006            2007             2006
Gross Average Order Size (including
shipping & handling)                                    $274.38          $271.98          $276.58          $257.64
Customers Added During Period                            66,989           64,756          198,884          177,213

                                     -more-

                                                                    Exhibit 99.1

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

                                                            Three Months Ended        Three Months Ended
                                                             December 31, 2007         December 31, 2006
Cash flows from operating activities:
 Net income                                                        $(5,556,000)              $(3,543,000)
 Adjustments to reconcile net income
  to net cash (used in) provided by operating
  activities:
   Depreciation and amortization                                       434,000                   407,000
   Reserve for inventory obsolescence                                1,483,000                   110,000
   Non-cash expense related to warrants issued to
   supplier                                                                 --                     6,000
   Provisions for returns                                             (434,000)                1,480,000
   Allowance for doubtful accounts                                     176,000                   110,000
   Stock-based compensation                                          1,459,000                 2,634,000
   Changes in operating assets and liabilities:
    (Increase) decrease in:
      Inventories                                                      370,000                 2,472,000
      Accounts receivable                                              485,000                    60,000
      Other current assets                                          (1,212,000)                 (201,000)
      Prepaid expenses                                               3,130,000                 2,447,000
    (Decrease) increase in:
      Accounts payable                                                 233,000                (1,803,000)
      Accrued expenses and other current liabilities                 1,583,000                   (67,000)
      Deferred revenue                                                (268,000)                  336,000
                                                            ------------------        ------------------
    Net cash provided by operating activities                        1,883,000                 4,448,000

Cash flows from investing activities:
 Purchase of property and equipment                                 (1,055,000)               (1,301,000)
                                                            ------------------        ------------------
    Net cash (used in) investing activities                         (1,055,000)               (1,301,000)
                                                            ------------------        ------------------
Cash flows from financing activities:
 Purchase of treasury stock                                         (1,270,000)                       --
 Repayment of capital lease obligation                                      --                   (14,000)
                                                            ------------------        ------------------
    Net cash provided by financing activities                       (1,270,000)                  (14,000)
                                                            ------------------        ------------------
Net increase (decrease) in cash and cash equivalents                  (442,000)                3,133,000
Cash and cash equivalents - beginning of period                      7,172,000                17,055,000
                                                            ------------------        ------------------
    Cash and cash equivalents - end of period                      $ 6,730,000               $20,188,000
                                                            ------------------        ------------------